VALHI REPORTS SECOND QUARTER 2009 RESULTS

DALLAS, TEXAS . . August 6, 2009.  Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $19.0 million, or $.16 per diluted share, in the second quarter of 2009 as compared to a net loss of $.2 million, or nil per diluted share, in the second quarter of 2008.  For the first six months of 2009, Valhi reported a net loss attributable to Valhi stockholders of $39.0 million, or $.34 per diluted share, compared to net loss of $6.1 million, or $.05 per diluted share, in the first six months of 2008.

The Chemicals Segment’s sales decreased $109.7 million in the second quarter of 2009 as compared to the second quarter of 2008 and decreased $194.3 million in the first six months of 2009 compared to the first six months of 2008. Net sales decreased in both the second quarter and the first six months of 2009 primarily due to a decrease in sales volumes, which were 19% lower in the quarter and 22% lower in the year-to-date period.  Additionally, the unfavorable effect of fluctuations in foreign currency exchange rates decreased the Chemicals Segment’s sales by approximately $26 million for the quarter and $38 million in the year-to-date period.  The Chemicals Segment’s average selling prices were 1% higher in the second quarter of 2009, and 3% higher for the year-to-date period, as compared to the respective 2008 periods.  The table at the end of this release shows how each of these items impacted the overall decrease in sales.

In late 2008, as a result of the decrease in global demand, the Chemicals Segment experienced a build up in inventory levels. In order to decrease inventory levels and improve liquidity the Chemicals Segment implemented production curtailments.  Through these curtailments the Chemicals Segment has successfully reduced inventory levels and increased liquidity, although the resulting curtailments led to a net loss due to the large amount of unabsorbed fixed production costs charged to expense as incurred.  Finished goods inventories at June 30, 2009, which represented less than 2 months of average sales, were lower compared to both March 31, 2009 and December 31, 2008.

The Chemicals Segment’s reported an operating loss of $20.0 million in the second quarter of 2009 compared to operating income of $10.8 million in the second quarter 2008 and an operating loss of $45.5 million in the first six months of 2009 compared to operating income of $21.8 million in the first six months of 2008. Operating income declined in both periods due to the negative effects of production curtailments, which resulted in significantly higher manufacturing costs per ton of pigment production.  This was somewhat offset by the positive effects of higher TiO2 selling prices and the favorable effects of fluctuations in foreign currency exchange rates, which the Chemicals Segment estimates decreased the operating loss by approximately $20 million and $48 million in the second quarter and the year-to-date period, respectively.  The Chemicals Segment’s TiO2 production volumes were 34% and 43% lower in the second quarter and first six months of 2009, respectively, as compared to the same periods in 2008.

The Component Products Segment’s sales decreased $14.5 million in the second quarter of 2009 as compared to the same quarter of 2008, and declined $26.5 million in the year-to-date period, primarily due to lower order rates from its customers resulting from unfavorable economic conditions in North America. The Component Products Segment’s operating loss was $.9 million in the second quarter of 2009 compared to operating income of $4.5 million in the same period of 2008, and the operating loss was $1.9 million in the first six months of 2009 compared to operating income of $7.5 million in the first six months of 2008.  These declines in operating income were primarily due to reduced coverage of overhead and fixed manufacturing costs from lower sales volume and the related under-utilized capacity, which was partially offset by cost reductions implemented in response to lower sales.  The second quarter 2009 operating loss also includes a $1.6 million related to a write-down of assets held for sale and patent litigation expenses.

The Waste Management Segments’ sales were flat, and its operating loss increased, due to low utilization of waste management services in 2009.  The Waste Management Segment is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase its waste management sales and decrease its waste management operating loss.  In this regard, in January 2009, the Texas Commission on Environmental Quality (“TCEQ”) issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal operations will be very similar to those activities it is currently permitted to perform under a byproduct disposal license issued by TCEQ in May 2008.  Both types of waste are primarily soil-like and the disposal methods and disposal sites are similar.  The Waste Management Segment has entered into a contract to design, construct and engineer the LLRW and byproduct material disposal sites.  The byproduct site is expected to begin disposal operations in September 2009.  Construction of the LLRW site is expected to commence in the fourth quarter of 2009, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in the fourth quarter of 2010.

Litigation settlement gains in 2009 include (i) a second quarter gain of $11.1 million ($6.0 million, or $.05 per share, net of income taxes and noncontrolling interest) related to the second closing associated with the settlement of condemnation proceedings on certain real property NL formerly owned that is subject to environmental remediation and (ii) a first quarter gain of $11.9 million ($7.8 million, or $.07 per diluted share, net of income taxes) related to amounts we received in recovery of past environmental remediation and related legal costs we had previously incurred.  The $6.3 million gain ($4.1 million or $.04 per diluted share, net of income taxes) on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to Amalgamated Sugar Company LLC.

Securities earnings were higher in 2008 as compared to the same periods of 2009 primarily due to $4.3 million of interest income ($2.3 million, or $.02 per diluted share, net of income taxes and noncontrolling interest) related to certain escrow funds that were received by NL in the second quarter of 2008.  Insurance recoveries relate principally to NL’s receipt from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.01 per diluted share in each of the first six months of 2008 and 2009.

General corporate expenses were higher in 2009 as compared 2008 due to higher defined benefit pension expense, partially offset by lower litigation and related costs for the first six months of 2009 at NL.  Interest expense was lower in 2009 primarily due the favorable effects of currency exchange rates on the Chemicals Segments’ European debt and lower debt balances at our Component Products Segment.

Valhi’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2008.  The Company’s income tax benefit in 2008 includes a $7.2 million ($.04 per diluted share, net of noncontrolling interest) non-cash deferred income tax benefit in the second quarter of 2008 related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to Kronos’ German operations and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in our raw material and other operating costs (such as energy costs);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and substitute products;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation;
•	Our ability to comply with covenants contained in our revolving bank credit facilities; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
	(unaudited)
Net sales
Chemicals	$391.8	$282.1	$724.4	$530.1
Component products	43.7	29.2	84.2	57.7
Waste management	.6	.8	1.5	1.6

Total net sales	$436.1	$312.1	$810.1	$589.4

Operating income (loss)
Chemicals	$10.8	$(20.0)	$21.8	$(45.5)
Component products	4.5	(.9)	7.5	(1.9)
Waste management	(5.5)	(6.7)	(9.9)	(13.2)

Total operating income (loss)	9.8	(27.6)	19.4	(60.6)

Equity in losses of investee	(.2)	-	(.6)	(.7)

General corporate items, net:
Securities earnings	11.0	6.6	17.6	13.0
Insurance recoveries	1.6	2.0	1.7	2.7
Gain on litigation settlements	-	11.1	-	23.0
Gain on sale of business	-	(.1)	-	6.3
General expenses, net	(9.0)	(9.6)	(14.6)	(17.9)
Interest expense	(17.7)	(16.7)	(35.1)	(32.7)

Loss before income taxes	(4.5)	(34.3)	(11.6)	(66.9)

Income taxes benefit	(5.6)	(13.7)	(6.9)	(22.9)

Net income (loss)	1.1	(20.6)	(4.7)	(44.0)

Noncontrolling interest in net income (loss) of subsidiaries	1.3	(1.6)	1.4	(5.0)

Net loss attributable to Valhi stockholders	$(.2)	$(19.0)	$(6.1)	$(39.0)

Basic and diluted net loss attributable to Valhi stockholders per share	$-	$(.16)	$(.05)	$(.34)

Basic and diluted weighted average shares outstanding	114.4	114.3	114.4	114.3

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended June 30, 2009 vs. 2008	Six months ended June 30, 2009 vs. 2008
	(unaudited)

Percent change in net sales:
TiO2 product pricing	1%	3%
TiO2 sales volumes	(19)	(22)
TiO2 product mix	(3)	(3)
Changes in foreign currency exchange rates	(7)	(5)

Total	(28)%	(27)%